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Alcoa and subsidiaries                                               EXHIBIT 12

               Computation of Ratio of Earnings to Fixed Charges
                   For the three months ended March 31, 2002
                          (in millions, except ratio)

                                                                        2002
                                                                       -----
Earnings:
   Income before taxes on income                                       $ 329
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                             -
   Equity income                                                          (3)
   Fixed charges                                                          87
   Distributed income of less than 50%-owned persons                       -
   Amortization of capitalized interest                                    3
                                                                       -----

      Total earnings                                                   $ 416

Fixed Charges:
   Interest expense:
      Consolidated                                                     $  75
      Proportionate share of 50%-owned persons                             1
                                                                       -----
                                                                          76
                                                                       -----
   Amount representative of the interest factor in rents:
      Consolidated                                                        11
      Proportionate share of 50%-owned persons                             -
                                                                       -----
                                                                          11
                                                                       -----

   Fixed charges added to earnings                                        87
                                                                       -----

   Interest capitalized:
      Consolidated                                                         6
      Proportionate share of 50%-owned persons                             -
                                                                        ----
                                                                           6
                                                                       -----
   Preferred stock dividend requirements of
      majority-owned subsidiaries                                          -
                                                                       -----

      Total fixed charges                                              $  93
                                                                       =====


Ratio of earnings to fixed charges                                       4.5
                                                                       =====

                                      23